Exhibit 10.1

PELOTON INTERACTIVE, INC.
441 NINTH AVENUE, 6th FLOOR
NEW YORK, NY 10001
February 7, 2022

Barry McCarthy
Dear Barry:
Peloton Interactive, Inc. (the “Company”) is pleased to offer you employment on the following terms, commencing February 9, 2022 (the “Commencement Date”):
1.Position. Your title will be Chief Executive Officer and President, and you will report solely and directly to the Company’s Board of Directors (the “Board”). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
In addition, as of the Commencement Date and during your employment, you will be appointed to, and without compensation other than that herein provided, also serve and continue to serve, if and when elected and re-elected, as a member of the Board. During your employment, you may (A) consistent with Company governance policies, serve on corporate boards or committees of businesses that are not competitors of the Company, with prior written approval of the Board or an authorized committee thereof (not to be unreasonably withheld), (B) serve on civic or charitable boards or committees, (C) manage your personal and family investments, and (D) continue to serve on the positions set forth on Schedule 1 hereto (the “Outside Activities”), so long as any such activities do not, individually or in the aggregate, interfere with the discharge of your responsibilities to the Company or create a conflict of interests.
2.Base Salary. The Company will pay you a base salary at the rate of $1,000,000 per year, payable in accordance with the Company’s standard payroll schedule and pro-rated for any partial year of employment. This salary will be subject to annual review for increase (but not decrease) pursuant to the Company’s employee compensation policies in effect from time to time.
3.Relocation Reimbursement. The Company will provide you with comprehensive relocation services through our relocation services provider, up to a covered maximum of $150,000, for expenses associated with your relocation to the New York metropolitan area. Should you leave the Company prior to your one-year anniversary for any reason other than termination by the Company without Cause (as defined in the Company’s Severance Plan (as defined below)) or as a result of your death or disability or by you with Good Reason (as defined in the Severance Plan), you will be required to reimburse the Company a prorated share of the net after-tax amount of the relocation package (which share will be based on the number of months remaining between the date of termination and the date of your one-year anniversary with the Company). The Company shall have a right to offset any such reimbursement against any sums it might otherwise owe to you in the event of such termination. You acknowledge and agree the Company has full discretion to determine whether and to what extent these arrangements result in compensation to you and whether any tax withholding is appropriate.
4.Employee Benefits; Expenses. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. The

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Exhibit 10.1
Company will reimburse you for all reasonable and necessary expenses actually incurred by you in connection with the business affairs of the Company and the performance of your duties hereunder, in accordance with Company policy as in effect from time to time.
5.Stock Options. On the Commencement Date, the Company will grant you an option to purchase eight million (8,000,000) shares of the Company’s Class A common stock (the “Option”). The exercise price per share of the Option will be equal to the closing price of the Company’s Class A common stock on the grant date. The Option shall vest and become exercisable with respect to 1/48th of the shares underlying the Option on each monthly anniversary of the Commencement Date, subject to your continued service. In addition, the Option shall be subject to the accelerated vesting provisions described in the Company’s Severance Plan. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2019 Equity Incentive Plan (the “Plan”), as described in the Plan and the Company’s form Stock Option Agreement to be entered into between you and the Company (which shall be consistent with the terms and conditions set forth in this letter agreement) (the “Stock Option Agreement”).
6.Severance. You will be a participant in the Company’s Severance and Change in Control Plan (the “Severance Plan”), as a Tier 1 participant, provided that (a) for the avoidance of doubt, clause (ii) of the Good Reason definition in the Severance Plan will include, without limitation, your ceasing to be the chief executive officer of the entity that is the ultimate parent entity of the Company (or its successor), if there is such a parent entity or, if there is no such parent company, you ceasing to serve as the chief executive officer of the Company, or your ceasing to serve as the chief executive officer of a publicly traded company, in any such case, during the Change in Control Period (as defined in the Severance Plan, subject to clause (b)) and (b) the “Change in Control Period” shall also include the 120-day period immediately prior to a Change in Control. In the event the Company’s Severance Plan is terminated or amended, provisions no less favorable than those under the Severance Plan as of the Commencement Date, as modified by this Section 6, shall apply to you.
Notwithstanding anything in the Severance Plan to the contrary, if you experience a Covered Termination (as defined in the Severance Plan) during the 120-day period immediately prior to a Change in Control, then (i) your cash severance payable pursuant to Section 3.1(a) of the Severance Plan shall be paid in 12 monthly installments, beginning as soon as administratively practicable following the date the Release (as defined in the Severance Plan) is not subject to revocation (and, in any event, within 60 days following the date of the Covered Termination), (ii) any incremental amounts that would have been payable under Section 3.2(a) of the Severance Plan in excess of amounts payable under Section 3.1(a) of the Severance Plan (treating such termination as if it were a Covered Termination following a Change in Control) will be paid to you in a single lump sum on the date of the Change in Control, and (iii) the Option, and any other outstanding Company equity awards that are held by you on the termination date, shall vest in accordance with Section 3.1(c) of the Severance Plan, and any portion of the Option and any such other Company equity awards that are not then vested shall remain outstanding and eligible to vest upon the Change in Control pursuant to Section 3.2(c) of the Severance Plan (and, if a Change in Control does not occur within 120 days following your termination date, the remaining unvested portion of any such Company equity awards (i.e., after giving effect to Section 3.1(c) of the Severance Plan) shall be forfeited without consideration on the last day of such 120-day period).
7.Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of New York, New York County, before a single neutral arbitrator, in accordance with AAA Employment Arbitration Rules and Procedures in effect at that time (currently available at: https://adr.org/sites/default/files/EmploymentRules_Web_2.pdf). The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those

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Exhibit 10.1
costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
8.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit A (the “PIIA”).
9.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company of these terms. The “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
10.Tax Matters.
(a)Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
(c)    Section 409A. Section 8.1 of the Severance Plan is hereby incorporated by reference and shall apply, mutatis mutandis, to the provisions set forth herein.
11.Interpretation and Amendment. This letter agreement, the Stock Option Agreement and the PIIA constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.
12.Coverage Under Directors’ and Officers’ Liability Insurance Policies; Indemnification. The Company agrees to indemnify you to the maximum extent permitted by applicable law and the Company’s by-laws for your services rendered as an officer and director of the Company and to maintain directors’ and officers’ liability insurance policies covering you on a basis no less favorable than provided to other directors and senior executives, which indemnification and coverage shall continue as to you even if you have ceased to be a director, officer or employee of the Company with respect to acts or omissions which occurred prior to such cessation.
13.Governing Law. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute, except as otherwise provided in Section 7 or the PIIA.
14.Legal Advice. You acknowledge that you have been advised by the Company to consult with, and seek the advice of, a personal attorney of your choice prior to executing this letter agreement in connection with the negotiation, drafting and execution of this letter agreement and the PIIA, including, without limitation, the arbitration provisions contained in Section 7, the choice of law

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Exhibit 10.1
provision contained in this Section 13 and Sections 4 and 7 of the PIIA. You represent and warrant that you have, in fact, retained a personal attorney for such purpose and have received the advice of such attorney with respect to the terms of this letter agreement and the PIIA, and the negotiation of this letter agreement and PIIA, prior to entering into either and the including, without limitation, with respect to the covenants and provisions noted in the preceding sentence. The Company shall pay or reimburse you for up to $30,000 of your legal costs reasonably incurred in the negotiation of this Agreement and related agreements, within thirty (30) days of receipt of an invoice therefor.
* * * * *
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed PIIA and returning them to me. This offer, if not accepted, will expire at the close of business on February 7, 2022. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, your employment is contingent on satisfactory review of a background check and upon your starting work with the Company on February 9, 2022.
If you have any questions, please call me at feel free to reach out.
Very truly yours,
PELOTON INTERACTIVE, INC.
/s/ Karen Boone
By:    Karen Boone
Title:    Lead Independent Director
I have read and accept this employment offer:
/s/ Barry McCarthy
Signature of Employee
Dated: February 7, 2022

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Exhibit 10.1

Attachment
Schedule 1: Outside Activities
Exhibit A: Proprietary Information and Inventions Agreement

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